Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp
Berry Global Group, Inc. 101 Oakley Street Evansville, Indiana 47710	One Manhattan West New York, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com [•]

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Re:	United States Federal Income Tax Treatment of the Merger

Ladies and Gentlemen:

We have acted as counsel to Berry Global Group, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 19, 2024, by and among Amcor plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Parent”), Aurora Spirit, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). This opinion is being delivered in connection with the Registration Statement (File No. [•]) of Parent on Form S-4, filed on [•] with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the Registration Statement and operative documents as in effect on the date hereof and that such documents accurately and completely reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and Parent, including the accuracy and completeness of all representations and covenants set forth in the letters issued on (i) [•] by a representative of the Company and (ii) [•] by a representative of the Parent (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Company and Parent in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or certification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company and Parent Parties through the effective time of the Merger.

Berry Global Group, Inc.

[•], 2025

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, under current United States federal income tax law, (i) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and (ii) section 367(a)(1) of the Code will not apply to the Merger, such that, except in respect of cash received in lieu of fractional shares, no gain or loss will be recognized for U.S. federal income tax purposes by holders of Company common stock (other than any shareholder that would be a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations section 1.367(a)-8(c)).

Berry Global Group, Inc.

[•], 2025

Except as set forth above, we express no other opinion. The opinion set forth above relates solely to the United States federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences of the Merger under any state, local, or foreign tax laws or under any United States federal tax laws other than those pertaining to income taxation. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any subsequent legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,